Exhibit 99.1

Dime Community Bancshares Announces Retirement of George L. Clark, Jr. from Board of Directors
Elects Kathleen M. Nelson Lead Director

BROOKLYN, NY – December 23, 2016 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of Dime Community Bank (the "bank"), announced the retirement of George L. Clark, Jr. from the Board of Directors of the Company and bank and the unanimous election of Kathleen M. Nelson as Lead Director of the Company and the bank, effective December 31, 2016.

Mr. Clark's relationship with Dime dates back to 1980 when he was elected Trustee of the bank (at the time, a mutual savings bank) and he has served as a Director of the Company since its formation in 1995.

"We owe George a huge debt of gratitude for his service and dedication to the Company. On behalf of the board and all employees of Dime, I want to thank him for being a leader and a friend," said Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer of both the Company and bank. "George has made a tremendous contribution to Dime and it has been an honor and a privilege to have benefited from his experience and support over the past 36 years."

Mr. Clark is the patriarch of the George L. Clark Inc. real estate agency located in the Bensonhurst section of Brooklyn, and also served as the head of the Republican Party in New York State before and during the administration of Ronald Reagan in the 1980's.

Kathleen Nelson was originally elected to the Board of the Company and the bank in 2011. Ms. Nelson holds a Bachelor of Science degree in real estate from Indiana University, and is a graduate of both the University of Chicago Executive Management Program and the Aspen Institute Leadership Seminar. Ms. Nelson is a co-founder and currently serves as Managing Principal of Bay Hollow Associates, a commercial real estate consulting firm, is Founder and President of KMN Associates LLC, and also serves on the Board of Directors of CBL & Associates Properties, Inc., as well as Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments.

"The board is fortunate to have Kathleen as the Lead Director," said Mr. Palagiano. "With her current experience on the board, and her strong contribution to Dime's success, Kathleen is the right person to serve in a lead capacity to coordinate the activities of the other independent directors."

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $5.82 billion in consolidated assets as of September 30, 2016, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Chief Administrative Officer, 718-782-6200, extension 5260.